EXHIBIT 99.1

For Further Information Contact:

Bioject Medical Technologies Inc.

John Gandolfo, Chief Financial Officer

Telephone:  908-470-2800, ext. 5102

www.bioject.com

John Baldissera

BPC Financial Marketing

800-368-1217

BIOJECT REPORTS DECEMBER 31, 2004

FINANCIAL RESULTS

ANNUAL REVENUES INCREASE 50% OVER 2003

BEDMINSTER, NJ – February 28, 2005 – Bioject Medical Technologies, Inc. (Nasdaq: BJCT), a leading developer of needle-free drug delivery systems, today reported financial results for the quarter and year-ended December 31, 2004.

For the quarter ended December 31, 2004, Bioject reported revenues of $2.44 million, a 4% increase over the $2.36 million reported in the comparable year-ago quarter.  Product sales decreased 14% from fourth-quarter 2003 due primarily to higher sales of needle-free vial adapters in the comparable year-ago quarter associated with Amgen’s initial launch and related inventory stocking in 2003 of a product incorporating Bioject’s needle-free technology.  The Company reported quarterly operating and net losses of $2.0 million and $2.1 million, respectively, compared to operating and net losses of $2.4 million and $2.3 million, respectively, in the comparable year-ago period.  The fourth quarter 2004 and 2003 figures include a reclassification of $1,274,000 and $1,244,000, respectively, of annual manufacturing overhead expenses to research and development expenses to more accurately account for the nature of these costs.  In addition, the 2004 fourth quarter results include $363,000 of initial sterile fill expenses related to the license and supply agreement the Company entered into in the fourth quarter with an undisclosed Japanese drug company.

Basic and diluted net loss per share for the quarter ended December 31, 2004 was $0.15 per share on 13.7 million weighted average shares outstanding compared to a net loss of $0.22 per share on 10.8 million weighted average shares outstanding for the same period last year.

For the year-ended December 31, 2004, Bioject reported revenues of $9.5 million versus revenues of $6.3 million in 2003, an increase of 50%.  The Company reported operating and net losses of $9.1 million in 2004 compared to operating and net losses of $9.6 million and $9.3 million, respectively, for 2003.  The 2004 net loss includes approximately $500,000 of severance costs for certain employees terminated during the second quarter of 2004.

Basic and diluted net loss per share for the year-ended December 31, 2004 was $0.68 per share on 13.3 million weighted average shares outstanding compared to a net loss of $0.87 per share on 10.7 million weighted average shares outstanding for 2003.

“In 2004, we continued to make significant strides in developing new partnerships with companies who we believe can utilize our needle-free technology”, said Jim O’Shea, Bioject’s Chairman, President and CEO.  “In March of last year, we entered into a license and development agreement with Merial in the companion animal market. This product was commercialized at the end of 2004 and we expect to receive recurring product sales and royalties going forward.  In October, we entered into a license and supply agreement with an undisclosed Japanese pharmaceutical company for our Iject technology.  We are pleased with the annual revenue growth of our products and expect our revenue growth trend to continue into 2005. In addition, we expect to see a decrease in operating losses due to anticipated increase in revenues and decrease in research and development expenses.”

“Our continuing focus is to target new customers and markets while agreeing to terms with pharmaceutical and biotech companies in our existing business development pipeline,” concluded O’Shea.

The Company will conduct a conference call to review fourth-quarter and year end results for the year ended December 31, 2004 on Tuesday, March 1, 2005 at 10:00 a.m. Eastern Standard Time.  The conference call will be webcast and can be accessed through the Bioject website at www.bioject.com.

Bioject Medical Technologies Inc., based in Bedminster, New Jersey, with operations in Portland, Oregon, is an innovative developer and manufacturer of needle-free drug delivery systems.  Needle-free injection works by forcing medication at high speed through a tiny orifice held against the skin.  This creates a fine stream of high-pressure fluid penetrating the skin and depositing medication in the tissue beneath.  The Company is focused on developing mutually beneficial agreements with leading pharmaceutical, biotechnology, and veterinary companies.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Bioject’s expectations with respect to future product sales and royalties, revenue growth, reduction of operating losses and new or additional agreements with strategic partners. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, without limitation, the risk that the Company’s products, including the cool.click™  SeroJet™, Vetjet® and Vial Adapter, will not be accepted by the market, the risk that the Company will be unable to successfully develop and negotiate new strategic relationships or maintain existing relationships, the risk that Bioject’s current or new strategic relationships will not develop into long-term revenue producing relationships, the fact that Bioject’s business has never been profitable and may never be profitable, uncertainties related to Bioject’s dependence on the continued performance of strategic partners and technology, uncertainties related to the time required for the Company to complete research and development, obtain necessary clinical data and government clearances, the risk that the Company may be unable to produce our products at a unit cost necessary for the products to be competitive in the market and the risk that the Company may be unable to comply with the extensive government regulations applicable to Bioject’s business.  Readers of this press release are referred to the Company’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K and Forms 10-Q for further discussions of factors that could affect the Company’s business and its future results.  Forward-looking statements are based on the estimates and opinions of management on the date the statements are made.  The Company assumes no obligation to update forward-looking statements if conditions or management’s estimates or opinions should change.

For more information about Bioject, visit www.bioject.com.

[Tables follow]

Bioject Medical Technologies Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share data)

	Three months ended December 31,		Year ended December 31,
	2004	2003	2004	2003
RESULTS OF OPERATIONS:

Revenue
Net sales of products	$1,757	$2,040	$7,329	$5,314
Licensing/technology fees	687	318	2,157	1,005
	2,444	2,358	9,486	6,319
Expenses
Manufacturing	485	438	5,894	3,937
Research & development	2,907	2,822	7,453	6,408
Selling, general and administrative	1,098	1,456	5,273	5,558
Total operating expenses	4,490	4,716	18,620	15,903

Operating loss	(2,046)	(2,358)	(9,134)	(9,584)
Other income(expense), net	(25)	25	54	252

Net loss allocable to common shareholders	$(2,071)	$(2,333)	$(9,080)	$(9,332)

Basic and diluted net loss per common share	$(0.15)	$(0.22)	$(0.68)	$(0.87)

Shares used in per share calculations	13,666,745	10,780,157	13,342,140	10,719,902

Bioject Medical Technologies Inc.

Selected Consolidated Balance Sheet Data (Unaudited)

(In thousands)

	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$3,849	$2,894
Marketable securities	3,825	6,259
Accounts receivable	1,031	1,300
Receivable from related party, current	—	74
Inventories	2,127	1,388
Other	268	227
	11,100	12,142

Long-term marketable securities	—	3,087
Restricted funds	—	1,500
Property and equipment, net	5,431	4,760
Other assets, net	1,124	979

Total assets	$17,655	$22,468

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$1,000	$175
Accounts payable and accrued liabilities	2,081	2,012
Deferred revenue	121	434
	3,202	2,621

Long term liabilities:
Long-term lease payable	370	82
Long-term debt	2,000	1,325
Deferred revenue	420	484

Shareholders’ equity:
Preferred stock	2,291	19,549
Common stock	108,823	88,777
Accumulated deficit	(99,451)	(90,370)
	11,663	17,956

Total liabilities and shareholders’ equity	$17,655	$22,468